Exhibit 2.1

Second Amendment to the Purchase Agreement

This Second Amendment to the Purchase Agreement (this “Amendment”), dated as of December 20, 2020 (the “Amendment Date”), amends that certain Purchase Agreement, dated as of June 28, 2020, as amended by that certain Amendment to the Purchase Agreement, dated as of September 17, 2020, by and among Landcadia Holdings II, Inc., a Delaware corporation, LHGN HoldCo, LLC, a Delaware limited liability company, Golden Nugget Online Gaming, LLC, a New Jersey limited liability company, as successor-in-interest to Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), a New Jersey corporation, GNOG Holdings, LLC, a Delaware limited liability company, and Landry’s Fertitta, LLC, a Texas limited liability company, (as amended, restated or supplemented from time to time, the “Purchase Agreement”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, pursuant to Section 8.1 of the Purchase Agreement, the Parties may amend the Purchase Agreement prior to the Closing by a duly authorized agreement in writing executed in the same manner as the Purchase Agreement and which makes reference to the Purchase Agreement;

WHEREAS, the Parties have determined that it is in the best interest of the Parties that the Closing occur no later than on December 31, 2020;

WHEREAS, pursuant to the Purchase Agreement, approval of each Transaction Proposal requires, among other things, the affirmative vote of a majority of the shares of Landcadia Class A Common Stock outstanding and held by the Landcadia Disinterested Stockholders, approving such Transaction Proposal;

WHEREAS, at the time of the Special Meeting, convened on December 18, 2020 for the purpose of approval of the Transaction Proposals, the holders of a majority of the shares of Landcadia Class A Common Stock outstanding and held by the Landcadia Disinterested Stockholders had not cast a vote with respect to the Transaction Proposals;

WHEREAS, in accordance with Section 5.5. of the Purchase Agreement, the Special Meeting was adjourned to December 29, 2020.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the undersigned hereby agree as follows:

1.	Amendments to the Purchase Agreement. Pursuant to Section 8.1 of the Purchase Agreement, the Parties agree to amend the Purchase Agreement as follows with immediate effect:

A.                 The definition of “Landcadia Disinterested Stockholders” contained in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety.

B.                  The definition of “Landcadia Stockholder Approval” contained in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Landcadia Stockholder Approval” means, collectively, assuming a quorum is present, (a) the affirmative vote of a majority of the shares of Landcadia Capital Stock that are voted at the Special Meeting (as defined below), approving (i) the entry into this Agreement by the Landcadia Parties and any Ancillary Agreement to which such Landcadia Party is a party, (ii) each of the Transaction Proposals (as defined below), other than Transaction Proposal (C), and (iii) the consummation of the Transactions, and (b) in the case of Transaction Proposal (C), the affirmative vote of a majority of the shares of Landcadia Capital Stock outstanding, adopting and approving the Landcadia Fourth A&R Certificate of Incorporation.

C.                  The language “Landcadia Disinterested Stockholders” is hereby deleted from Section 5.5 of the Purchase Agreement and replaced with: “Landcadia Common Stockholders”.

2.	Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.	Full Force and Effect. Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

4.	Additional Provisions. Article I (Definitions) (as amended hereby) and Sections 8.1 (Modification or Amendment), 8.2 (Extension; Waiver), 8.4 (Entire Agreement), 8.5 (Assignment), 8.7 (No Third-Party Beneficiaries), 8.9 (Consent to Jurisdiction), 8.10 (Waiver of Trial by Jury) and 8.11 (Severability) of the Purchase Agreement shall apply mutatis mutandis to this Amendment.

5.	Counterparts. This Amendment may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party may deliver signed counterparts of this Amendment to the other Parties by means of facsimile or portable document format (.PDF) signature.

6.	Headings. Headings in this Amendment are included for reference only and shall have no effect upon the construction or interpretation of any part of this Amendment.

7.	Redline. Attached hereto as Exhibit A for reference only is a redline comparison of the amended provisions of the Purchase Agreement after giving effect to this Amendment (the “Redline”).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

LANDCADIA HOLDINGS II, INC.

By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	Vice President and Secretary

LHGN HOLDCO, LLC

By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	Vice President and Secretary

LANDRY’S FERTITTA, LLC

By:	/s/ Rick H. Liem
	Name:	Rick H. Liem
	Title:	Vice President and Treasurer

GNOG HOLDINGS, LLC

By:	/s/ Rick H. Liem
	Name:	Rick H. Liem
	Title:	Vice President and Treasurer

GOLDEN NUGGET ONLINE GAMING, INC.

By:	/s/ Rick H. Liem
	Name:	Rick H. Liem
	Title:	Vice President and Treasurer

[Signature Page to Second Amendment to the Purchase Agreement]

EXHIBIT A

Redline Showing Amendment

“ Landcadia Common Stockholders” means, collectively, the holders of Landcadia Class A Common Stock and Landcadia Class B Common Stock.

“Landcadia Disinterested Directors” means the directors on the Landcadia Board excluding Tilman J. Fertitta and Richard Handler.

~~“Landcadia Disinterested Stockholders” means, collectively, all Landcadia Common Stockholders other than (a) Tilman J. Fertitta, the Seller Parties and Related Persons of the foregoing, (b) Jefferies and any of its Related Persons, and (c) any other Person not deemed disinterested in the Transactions under the Laws of the State of Delaware, and their respective Affiliates and Related Persons.~~

“Landcadia Financial Statements” has the meaning set forth in Section 4.9(a).

“Landcadia Fourth A&R Certificate of Incorporation” has the meaning set forth in the Recitals.

“Landcadia Fundamental Representations” means the representations of Landcadia and Landcadia HoldCo set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.7, and Section 4.13.

“Landcadia HoldCo” has the meaning set forth in the Preamble.

“Landcadia HoldCo A&R LLCA” has the meaning set forth in the Recitals. “Landcadia HoldCo Class A Units” has the meaning set forth in the Recitals.

“Landcadia HoldCo Class B Units” means the Class B membership interests in Landcadia HoldCo, which shall have no voting rights and which shall be exchangeable into Landcadia Class A Common Stock in accordance with the Landcadia Organizational Documents, the Landcadia HoldCo A&R LLCA and this Agreement.

“Landcadia Material Adverse Effect” means (a) any change, event or effect that would prevent or materially delay the ability of any Landcadia Party to perform its obligations under this Agreement or (b) any change, event or effect relating to any Landcadia Party that would have a material adverse effect on the business, results of operations, workforce, properties, assets, liabilities or financial condition of the Landcadia Parties, taken as a whole.

“Landcadia Non-Fundamental Representations” means all of the representations of Landcadia and Landcadia HoldCo set forth in Article V, other than the Landcadia Fundamental Representations.

“Landcadia Organizational Documents” means the Organizational Documents of Landcadia. “Landcadia Party” means any of Landcadia and Landcadia HoldCo.

“Landcadia Purchase Proxy Statement” has the meaning set forth in Section 3.7.

“Landcadia Record Date” means the record date used for determining the Landcadia Common Stockholders entitled to vote at the Special Meeting.

“Landcadia Releasing Parties” has the meaning set forth in Section 8.18(b).

“Landcadia SEC Filings” means the forms, reports, schedules and other documents filed by Landcadia with the SEC, including the Landcadia Purchase Proxy Statement, Additional Landcadia Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

10

“Landcadia Stock Redemption” means the election of an eligible holder of Landcadia Class A Common Stock (as determined in accordance with Landcadia Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Landcadia Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Landcadia Organizational Documents and the Trust Agreement) in connection with the Landcadia Stockholder Approval.

“Landcadia Stockholder Approval” means, collectively, assuming a quorum is present, (a) the affirmative vote of ~~both (i)~~ a majority of the shares of Landcadia Capital Stock that are voted at the Special Meeting (as defined below) ~~and (ii) a majority of the shares of Landcadia Class A Common Stock outstanding and held by the Landcadia Disinterested Stockholders~~, approving (~~x~~i) the entry into this Agreement by the Landcadia Parties and any Ancillary Agreement to which such Landcadia Party is a party, (~~y~~ii) each of the Transaction Proposals (as defined below), other than Transaction Proposal (C), and (~~z~~iii) the consummation of the Transactions, and (b) in the case of Transaction Proposal (C), the affirmative vote of ~~both (i)~~ a majority of the shares of Landcadia Capital Stock outstanding ~~and (ii) a majority of the shares of Landcadia Class A Common Stock outstanding and held by the Landcadia Disinterested Stockholders~~,adopting and approving the Landcadia Fourth A&R Certificate of Incorporation.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, determinations or orders of, or issued by, a Governmental Authority.

“Lenders” means the lenders that are named in (and signatories to) the Credit Agreement. “LGL” means Landry’s Gaming, LLC.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any mortgage, pledge, easement, security interest, charge, claim, license, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party.

“Lockup Agreement Amendment” means that certain Amendment to the Letter Agreement, to be entered into at the Closing, by and among FEI, Jefferies, Landcadia, and the other insider signatories thereto, substantially in the form set forth on Exhibit D.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Minimum Cash Balance” means an amount equal to $80,000,000.

“Minimum Cash Balance Contribution” has the meaning set forth in the Recitals.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Listing Rule 5620(a) Deficiency” means any deficiency under or failure to comply with Nasdaq Listing Rule 5620(a).

“New GNOG” has the meaning set forth in the Recitals.

“New GNOG Membership Interests” means the membership interests of GNOG. “New Lease Agreements” has the meaning set forth in the Disclosure Schedules.

“ Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated as of June 17, 2020, by and between the Company and Landcadia.

11

the Company to be necessary or appropriate in connection with the Transactions, and (G) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), collectively, the “Transaction Proposals”). Landcadia shall promptly notify the Company in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Company (a “Change in Recommendation”). Landcadia agrees that its obligation to establish the Landcadia Record Date for, duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Change in Recommendation, and Landcadia agrees to establish the Landcadia Record Date for, duly call, give notice of, convene and hold the Special Meeting, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Landcadia shall be entitled to postpone or adjourn the Special Meeting (a) to ensure that any supplement or amendment to the Landcadia Purchase Proxy Statement that the Landcadia Disinterested Directors have determined in good faith is required by applicable Law is disclosed to Landcadia Common Stockholders and for such supplement or amendment to be promptly disseminated to Landcadia Common Stockholders prior to the Special Meeting, (b) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Landcadia Purchase Proxy Statement), there are insufficient Landcadia Common Stockholders to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from Landcadia ~~Disinterested~~Common Stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 5.6       Closing Form 8-K; Closing Press Release. At least five (5) days prior to Closing, Landcadia shall begin preparing, in consultation with the Company, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Company and Landcadia shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, Landcadia shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

Section 5.7       Access to Information. From time to time prior to the Closing, Landcadia and Landcadia HoldCo shall, and GNOG HoldCo and the Company shall, and shall cause each of the other Acquired Parties to (any such Person in such capacity, a “Disclosing Party”), afford to the other Parties and their respective Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of such Disclosing Party, to all properties, books, Contracts, commitments, Tax Returns, records, officers and appropriate employees of such Disclosing Party, and shall furnish such requesting Party or Representative with all financial and operating data and other information concerning the affairs of such Disclosing Party as such requesting Party or Representative may reasonably request, in each case, (i) subject to restrictions under applicable Law and any confidentiality obligations or similar restrictions that may be applicable to information furnished by third parties that may be in the possession of such Disclosing Party, and (ii) except for any information that in the opinion of legal counsel of the Disclosing Party would result in the loss of attorney-client privilege or other privilege from disclosure. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the limitations in the preceding sentence apply. All information obtained by a Party pursuant to this Section 5.7 shall remain subject to the Nondisclosure Agreement prior to the Closing.

Section 5.8       Commercially Reasonable Efforts; Consents.

54